Contact:  Troy D. Cook
                      Vice President and Chief Financial Officer,
                                                NPC International
                                                   (913) 327-5555


FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES RECAPITALIZATION OF TONY ROMA'S
AND RE-IMAGING PLAN TO FOCUS ON CORE PIZZA HUT BUSINESS

Recapitalization of Tony Roma's; relocation, replacement or closure of Pizza Hut units mark implementation of asset re-imaging plan

PITTSBURG, Kan. (April 27, 1998) - NPC International, Inc. (NASDAQ: NPCI) today announced two significant strategic actions that increase focus, improve financial flexibility and call for significant reinvestment in the Company's Pizza Hut division.

NPC and Sentinel Capital Partners (Sentinel), a private equity firm, have agreed to a recapitalization of NPC's wholly-owned subsidiary, Romacorp, Inc. (Romacorp), whereby Romacorp will redeem the equity held by NPC so that NPC's post recapitalization holdings will be 10% of the equity of Romacorp. Sentinel will become the majority investor in Romacorp following the recapitalization. Romacorp owns, operates, and franchises Tony Roma's "Famous for Ribs" restaurants. Romacorp operates 45 company-owned restaurants and two joint-venture restaurants in 11 states. Through its subsidiaries, Romacorp franchises 147 units, of which 94 units are in the U.S. and 53 units are in international locations.

NPC will receive approximately $121.5 million of consideration in cash and stock from the recapitalization. Subject to certain adjustments, Romacorp will pay NPC a redemption price of approximately $118 million, of which approximately $5 million is contingent upon certain future events, and equity securities valued at approximately $3.5 million. The consummation of the recapitalization is subject to Sentinel obtaining acceptable financing terms and other customary conditions and approvals.
The transaction is expected to close in NPC's first fiscal quarter, ending June 30, 1998, and is expected to result in a pre-tax gain of approximately $46 million ($29.5 million after-tax or $1.17 per share) not including any potential future gains from contingent consideration. Schroder & Co., Inc. acted as NPC's exclusive financial advisor in this matter.

NPC also announced plans to consolidate and relocate 53 Pizza Hut units to 45 new locations to redefine trade areas, improve market presence, and to upgrade certain assets to a more competitive format. Relocated units will be moved to improved trade areas and fall into the following categories: relocation of delivery units to more visible locations and improved formats; relocation of older dine-in assets within rural markets to new prototype units; and conversions of certain metro markets to "Main-Path" restaurants.


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Older delivery units in locations that are less visible will be relocated to more inviting, carry-out friendly locations in areas with improved visibility and higher traffic.

To better attract dine-in customers, the Company will relocate older, mostly rural, dine-in units to better trade areas and convert them to NPC's new Hattiesburg, Miss., dine-in prototype or other prototype assets developed by Pizza Hut, Inc. (PHI) in cooperation with the franchise community. These units, which largely target dine-in customers, have lighter and brighter interiors and updated decors.

NPC also will convert two smaller metro markets to the Main-Path concept, a new Pizza Hut format developed by PHI. Main-Path restaurants target metro to mid-metro markets and focus on delivery, carry-out and drive-through customers, with only limited dine-in seating. In addition to the Company's core pizza line, Main-Path restaurant menus also include sandwiches and an expanded appetizer line.

NPC estimates it will invest between $7 million and $27 million to relocate and convert the targeted restaurants depending upon the capital sources used to finance the new development projects.

In addition to those restaurants listed above, the Company will close 31 under-performing units. The operations of another 112 low-volume units (mostly delivery/carry-out units) will be consolidated with existing units. To account for this initiative and other asset valuation adjustments, the Company expects to record a one-time, mostly non-cash charge estimated at $14.1 million ($9 million after-tax or $.36 per share) in its fiscal 1998 fourth quarter, ended March 31.

The Company plans to perform 25 to 35 extensive remodels utilizing the formats consistent with the prototypes to be deployed in the rural dine-in relocations. The Company expects to invest between $50,000 and $100,000 per unit in these remodel activities during fiscal 1999.

The Company also announced that it expects to meet or exceed the current consensus analysts' earnings estimate of $.22 per share, before special charges, for the Company's fiscal fourth quarter.

The net proceeds from the anticipated recapitalization of Romacorp will allow the Company to significantly improve its financial flexibility, reducing debt by approximately $90 million and significantly increasing the Company's borrowing capacity available for re-investment.

Excluding the impact of the gain from the anticipated recapitalization, and before accounting for any potential earnings accretion that may arise from the redeployment of capital, management estimates that the loss of Romacorp's earnings, net of interest expense savings associated with the debt reduction, will dilute fiscal 1999 earnings by approximately
$.10 per share.

"We are extremely pleased to enter into a partnership with Sentinel to ensure the future growth and success of Romacorp and the growth of the Tony Roma's brand. As we have endeavored to expand our Pizza Hut territories, we have chosen to limit Tony Roma's access to capital. This partnership will provide Romacorp the capital necessary to aggressively grow the Tony Roma's concept. At the same time, this transaction allows NPC the financial flexibility to invest in the re-imaging of our core Pizza Hut business, while continuing to expand our Pizza Hut territory through consolidation. Furthermore, buoyed by our success with Romacorp, we will continue to opportunistically consider other investment opportunities," said Gene Bicknell, Chairman and Chief Executive Officer of NPC International, Inc.

"Our investment in Tony Roma's nearly five years ago has proven to be very favorable for our stockholders and employees. With our balance sheet strengthened, we look forward to the future of NPC with great enthusiasm and optimism as we re-invest in our Pizza Hut business. These actions will provide the foundation for the Company's future strategic direction and capital spending," said Jim Schwartz, President and Chief Operating Officer of NPC International, Inc.

NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 669 Pizza Hut restaurants (net of 14 restaurants closed as part of the re-imaging strategy) and delivery kitchens in 24 states. Through Romacorp, Inc., a wholly-owned subsidiary, NPC also operates and franchises 194 Tony Roma's restaurants, the casual theme restaurant "Famous for Ribs."

With the exception of historical information, certain matters discussed in this news release are forward-looking statements that involve estimates, risks and uncertainties including, but not limited to, economic conditions, consumer demand, the level of and the effectiveness of marketing campaigns by the Company and Pizza Hut, Inc., competitive conditions, food cost, labor costs, new product introductions, product mix and pricing and other risks indicated in filings with the Securities and Exchange Commission.










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                  ADDITIONAL CLOSURE INFORMATION

     Additional information regarding the Charge and NPC's asset re-imaging strategy:

     I.   ESTIMATED COMPONENTS OF THE CHARGE:

          The Company expects to record a charge estimated at $14.1 million in its fourth fiscal quarter ending
          March 31, 1998. The charge is expected to principally be comprised of the following components:

                            Unaudited

                                                       Pre-Tax
                                            Units      Charge

          Stores to be closed                95        $11,400
          Impairment of existing units       10          1,600
          Other asset write-downs            N/A         1,100
               Total Charge                            $14,100

     II.  Unit Activity:

          (1)  Following is a summary of the units to be closed:

               Closures  New Assets     Conversions    Net Change
Delivery         47(a)        10             4              (33)
Restaurants      48           35            (4)             (17)
     Total       95           45             0              (50)


          (a) The operations of 11 of these assets will be consolidated within existing dine-in assets that will be converted to RBD (restaurant based delivery) locations.